THE NATIONAL GRID GROUP plc
GROUP HISTORICAL COST BALANCE SHEET
At 30 September 1998

                                                        At 30 September              At 31 March
                                                     1998            1997               1998
                                                                  (as restated)     (as restated)
                                                       (pound)m       (pound)m         (pound)m
Fixed assets
Tangible assets                                          2,784.8        3,022.0         2,711.4
Investments                                                313.5           42.6           326.9
                                                         -------        -------         -------
                                                         3,098.3        3,064.6         3,038.3
                                                         -------        -------         -------
Current assets
Stocks                                                      14.2           12.0            12.5
Debtors                                                    186.5          174.3           321.5
Investment                                                   0.1            0.1             0.1

Cash and deposits                                           54.3          335.2            49.9
                                                         -------        -------         -------
                                                           255.1          521.6           384.0

Creditors (due within one year)                           (955.1)      (1,090.6)       (1,097.2)
                                                         -------        -------         -------
Net current liabilities                                   (700.0)        (569.0)         (713.2)
                                                         -------        -------         -------
Total assets less current liabilities                    2,398.3        2,495.6         2,325.1
Creditors (due after more than one year)                (1,328.0)        (850.3)       (1,320.5)
Provisions for liabilities and charges                     (56.6)        (134.4)          (75.2)
                                                         -------        -------         -------
Net assets employed                                      1,013.7        1,510.9           929.4
                                                         =======        =======         =======


Capital and reserves
Called up share capital                                    173.5          171.8           173.5
Share premium account                                      232.7          187.7           232.7
Profit and loss account                                    607.5        1,151.4           523.2
                                                         -------        -------         -------

Shareholders' funds                                      1,013.7        1,510.9           929.4
                                                         =======        =======         =======
Net debt                                                 1,507.4          696.8         1,465.3

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